Exhibit 10.33

No.: 0400000911-2023 (Guangming) 00661

Working Capital Loan Contract

(Version 2021 edition)

Special note: This contract is concluded by the borrower and the borrower on the basis of equality and voluntary negotiation. All the terms of the contract are true expressions of the intention of both parties. In order to safeguard the legitimate rights and interests of the borrower, the lender hereby requests the borrower to pay full attention to all the provisions of the rights and obligations of both parties, especially the black body part.

Lender: Industrial and Commercial Bank of China Limited, Shenzhen Guangming Sub-branch

Responsible person: Cui Yong Contact person: /

Address (address): Dress Floor, Building 7, Yijingyuan, Huaxia Road, Guangming District, Shenzhen: 518060

Tel.: 29199166 Fax: / Email: /

Borrower: Shenzhen Bestman Precision Instrument Co., LTD

Legal representative: Bai Yong Contact person: / Mobile Phone No.: /

Address (address): 8th floor, Yifang Building, No.315, Shuangming Avenue, Dongzhou Community, Guangming Street, Guangming District, Shenzhen: 518060

Tel: 13802555921 Fax: / Email: /

[The borrower must fill in the above information accurately and completely to ensure the timely delivery of relevant notices and legal documents]

The borrower and the lender shall, through equal consultation, reach an agreement on the loan issue from the lender to the borrower and hereby conclude this contract

Part I Basic agreement

Article 1 Purpose of the loan

The loan under this Contract shall be used for the following purposes. Without the written consent of the lender, the borrower shall not use the loan for other purposes, and the lender shall have the right to supervise the use of the loan.

Use of the loan: the company's daily operation and turnover

Article 2 Amount and term of the loan

2.1 The currency of the loan under this contract is RMB and the amount is 3,000,000.00_ (in words: three million yuan only _) (in case of case inconsistency, the capital shall prevail).

2.2 The term of the loan under this Contract shall not be any more than 12 months, counting from the date of the first withdrawal under this Contract

2.3 For each withdrawal, the withdrawal date is the date when the loan funds are actually transferred into the loan account, and the maturity date is the repayment date recorded in the IOU (for the installment repayment, the maturity date shall be executed according to the repayment plan otherwise agreed by both parties), and the repayment date of any withdrawal shall not exceed the loan term of this contract.

Article 3 Interest rates, interest and expenses

3.1 [RMB borrowing interest rate determination method]

The RMB borrowing interest rate is determined in the following ways:

The interest rate of each loan is determined by the pricing benchmark plus the floating points, in which the pricing benchmark is the withdrawal day of each loan

The effective date of the contract) (the first date of interest rate (the first interest rate determination date) on the contract, the floating point is plus (plus / minus) 0 basis points (one basis point is 0.01%, the same below). The point spread over the loan term remains unchanged. For separate withdrawal, the interest rate of each withdrawal is calculated separately. If the National Interbank Lending Center does not announce the quoted loan market interest rate of the corresponding term within the working day before the interest rate determination, the quoted loan market interest rate of the National Interbank Offering Center shall be based on the previous working day, and so on. After the first rate determination date, the borrowing rate shall be adjusted in the following A (A / B) manner:

A. Take 12 (1 / 3 / 6 / 12) months as the first phase, phase one adjustment, interest in sections. On the corresponding date after the expiration of the first period of the second period and later periods, the lender shall adjust the borrowing rate according to the quoted interest rate and floating points of the aforementioned term published by the National Interbank Lending Center on the previous working day. If there is no date corresponding to the first interest rate determination date in the adjustment month, the last day of the month shall be the corresponding date.

B. No adjustment shall be made during the entire loan term.

3.2 [Determination method of foreign currency borrowing interest rate]

The interest rate of foreign currency borrowing is determined below / (1 / 2 / 3):

(1) Fixed interest rate, the annual interest rate is /%, and the interest rate remains unchanged during the term of the contract

(2) Term rate, each loan rate, the pricing benchmark for each loan withdrawal date / contract effective date) (the first interest rate date) should be applicable term varieties / / week / month / / year) L (LIBOR term rate / SOFR term rate / SONIA term rate / EURIBOR term rate / TORF term rate, etc.) spread of / / plus / minus) / basis point (a basis point of 0.1%). The point spread over the loan term remains unchanged. For separate withdrawal, the interest rate of each withdrawal is calculated separately. After the first rate determination date, the borrowing rate is adjusted per (A / B / C) below:

A. Take / (1 / 3 / 6 / 12) months as phase, phase one adjustment. From the date of the corresponding period after the first interest rate determination date, the borrowing rate shall be adjusted according to the applicable pricing benchmark and interest rate spread of that date. If there is no date for the adjustment month, the last day of the month is the corresponding date.

B. The first day of each interest period (i. e., the next day after the end of the previous interest period) shall be the date of interest rate determination, and the borrowing rate shall be adjusted according to the applicable pricing benchmark and spread of that date.

C. Will not be adjusted during the entire loan term.

The aforementioned interest rate determination date shall determine the pricing benchmark to be applied in accordance with the relevant rules of Article 11 of Part II.

(3) Floating overnight interest rate, the borrowing rate is determined by the spread of the interest rate base person (plus / minus) L basis point of the overnight financing interest rate / (SOFR / SONIA / ESTR / SARON or TONA, etc.) of the interest period (each natural day after the withdrawal period), and the spread shall remain unchanged during the borrowing period. The subsequent lender shall determine the interest rate on the interest date based on the applicable pricing benchmark and the aforementioned spread. The first interest rate determination date is the withdrawal date of each loan, and the subsequent interest rate determination date is each interest calculation date after the first interest rate determination date. The loan interest is calculated by using / (single interest / single interest compound interest combination).

On the aforementioned interest rate determination date, the applicable pricing benchmark shall be determined in accordance with the relevant rules of Article 1.1 of Part II

3.3 The loan hereunder shall be calculated on a daily basis from the actual withdrawal date and settled on a monthly (monthly / quarterly / half-year) basis. When the loan is due, the remaining outstanding interest shall be settled together with the principal. When borrowing currencies are sterling, Australian, Canadian, Singapore, daily interest rate per interest date = annual interest rate / 365; daily interest rate = annual interest rate / 360.

3.4 If the currency of the loan is RMB, the overdue penalty interest rate under this contract shall be determined by 50% on the basis of the original loan rate: if the loan currency is foreign currency, the overdue penalty interest rate under this contract shall be determined on the basis of the basis of the original loan rate (-the basis point is 0.01%). The penalty interest rate of the loan is determined on the basis of 50% of the original loan interest rate.

3.5 In addition to the interest, the borrower shall also pay the commitment fee to the lender for the loan that the borrower has not yet withdrawn. The difference and% of the commitment fee between the amount of the loan agreed in Article 2 and the amount paid by the borrower (the average daily balance within the billing period). The annual rate is paid by / (1 / 2) below:

(1) Pay to the lender in a lump sum on the expiration date of the billing cycle.

(2) After this contract comes into force, the payment shall be paid to the lender on 20 days of each (month / quarter / half year) until billing Period expiration date.

If the loan under this contract can be recycled, the billing cycle refers to the term of the revolving loan amount: if the loan under this contract cannot be recycled, the billing period refers to the period between the withdrawal date of the last loan stipulated in Article 4 of the signing of this Contract.

If the commitment fee is paid in different installments, if the borrower fails to pay the commitment fee on time, the lender has the right to stop issuing the loan or cancel in part or all of the borrower's unpaid withdrawal.

Article 4 withdrawal (not applicable)

4.1 The Borrower shall draw the following 2 (1 / 2 / 3):

(1) One-time settlement of the loan before / year / month / day:

(2) One or more times later from the effective date of this Contract to December 31, 2023;

(3) If the withdrawal is made in installments at the following times. If the borrower changes the withdrawal time or amount according to the progress of the payment, the borrower shall approve the lender, but the borrower shall clear the loan before / year / month / day at the latest.

Drawing time	Withdrawal amount
/	/
/	/
/	/

4.2 If the borrower fails to withdraw the money as agreed, the lender shall have the right to partially or in all cancel the loan not withdrawn by the borrower

Article 5 Repayment

5.1 The Borrower shall repay the loan hereunder in the following 2 (1 / 2) ways:

(1) The loan shall be repaid in a lump sum when maturity.

(2) The payment according to the following repayment plan (if the content is more, another page can be attached). If the interest rate is determined by the floating overnight interest rate specified in Article (3) of Part I 3.2, the equal principal and interest repayment method cannot be used to repay the principal and interest.

Plan repayment time	Plan repayment amount
20240321	three hundred thousand yuan
20240421	three hundred thousand yuan
20240529	two million, four hundred thousand yuan

5.2 If the loan under this Contract falls under the following circumstances, the borrower shall repay the loan immediately after the corresponding funds are in place. Therefore, for the repayment in advance, the borrower does not need to pay the penalty for the repayment in advance:

/

5.3 In addition to the circumstances stipulated in 5.2, the borrower shall pay the lender in advance, and the liquidated damages shall be calculated according to the following standards: the remaining loan repayment amount (number of months) X% If the number of remaining loan months is less than one month, it shall be calculated as one month.

Article 6 Special agreement on revolving borrowing (selective terms, this article / (applicable / not applicable))

6.1 The loan under this Contract can be recycled. The loan amount mentioned in Article 2 and the loan term of this Contract shall be the use term of the revolving loan amount and the revolving loan amount, and the use term of the revolving loan amount shall be calculated from the effective date of this Contract.

6.2 RMB circular borrowing interest rate using pricing benchmark and floating points, including pricing benchmark refers to the withdrawal-working days before the relevant term varieties of loan market offer rate (LPR), each loan according to the loan term against the table below determine the corresponding term varieties of loan market quotation rate (LPR) and plus and minus the floating points of the basis unit. Specifically:

Scope of loan term	The corresponding loan market Offered interest rate (LPR) term variety	Add or subtract points
/	/	/
/	/	/
/	/	/
/	/	/

If the National Interbank Lending Center does not announce the loan market quoted rate of the corresponding term within the working day before the withdrawal, the loan market quoted rate published by the National Interbank Lending Center on the previous working day shall prevail, and so on

6.3 If the loan under this Contract can be recycled, if the borrower fails to make the loan for one consecutive month from the date of signing this Contract

For any withdrawal, the lender has the right to cancel the revolving loan amount.

Article 7 Guarantee

If the loan guarantee under this contract is the maximum amount guarantee, the corresponding maximum amount guarantee contract is 1,2 (1 / 2 / 3, which can be more select):

(1) Maximum Amount Guarantee Contract (No.: 0400000911-2023 Guangming (Guarantee) No.0079)

Guarantor: Bai Yong

(2) Mortgage Contract of Maximum Amount (No.: 04000000911-2023 Guangming (Credit) No.0106)

The Mortgagor: Bai Chung

(3) Maximum Amount pledge Contract (No.: L)

Pledge: /

Article 8 Financial agreement (selective terms, this article / (applicable / not applicable))

During the term of this Contract, the Borrower shall observe the following financial indicators:

/

Article 9 Dispute Settlement

During the performance period of this Contract, all disputes and disputes arising from the performance of this Contract or in connection with this Contract shall be settled by both parties through negotiation. If the negotiation fails, either party may solve the problem in the following way: A

A. Any dispute arising from this Contract or in connection with this Contract shall be submitted to the Shenzhen Court of International Arbitration (Shenzhen Arbitration Commission) for arbitration in accordance with the arbitration rules of the Commission. The arbitral award shall be final and binding on all of the parties.

B. The lawsuit shall be settled in the court where the lender is located.

Article 10 Other

10.1 This Contract is made in duplicate, with the borrower, the lender each holding one copy and each copy having the same legal effect.

10.2 The following annexes and other annexes jointly confirmed by both parties shall constitute an integral part of this Contract and shall have the same legal effect as this Contract:

Attachment 1: Withdrawal Notice (format)

Annex 2: Entrusted Payment Agreement

Annex 3: /

Article 11 Other matters agreed upon by both parties

(I) Without the written consent of our bank, no new financing shall be added during the loan period, and the external guarantee shall be provided or owned by the borrower

Set asset offset (pledge) to a third party: (2) all the assets have been used for offset (pledge) financing in other banks, All or part of the assets shall be gradually transferred to the credit (pledge) financing business in our bank: (3) report the external guarantee information to our bank regularly, And promises that the information and external guarantee amount provided to our bank will be complete, true and accurate: (4) failing to fulfill the above commitments, Our bank has the right to declare the early maturity of loans and stop issuing outstanding loans, Asking the borrower to repay part or all of the loans already issued in advance and to dispose of the credit enhancement measures, Or require the borrower to provide a legal and effective guarantee recognized by our bank.

Part II: The specific terms

Article 1: Interest Rate and interest

1.1 borrowing currency for foreign currency and choose the term interest rate or floating overnight interest rate pricing, the interest rate date (T, if the interest rate date is not a working day, then the latest working day as T) shall be the applicable pricing benchmark for road or T-N working days if the interest rate pricing benchmark is negative, according to zero. The above working days refer to the local working days of the benchmark pricing of the borrowing currency. For the applicable term rate, the N value is 2: for the applicable floating overnight rate, the N rate is 5.

For the avoidance of doubt, the SOFR term rate agreed herein means the SOFR term rate issued by the Chicago Mercantile Exchange (CME) recognized by the Alternative Rate Commission (ARRC): the SONIA term rate agreed herein means the SONIA term rate issued by Luford (Refinitiv).

If the pricing benchmarks change significantly, follow the market rules in effect at that time. If the lender then requires the borrower to do

If a supplementary agreement is signed on relevant matters, the borrower shall cooperate.

1.2 If the loan under this contract adopts floating interest rate, the interest rate adjustment rules after the loan shall still be implemented in the original way

1.3 If the loan is settled on a monthly basis, the interest settlement date is the 20th of each month; the 20th of the end of the quarter is June 20 and December 20 of each year.

1.4 The first interest period is from the date of the actual withdrawal of the borrower to the first settlement date: the last interest period is from the next day after the end of the last interest period to the final repayment date: the remaining interest period is from the next day after the end of the last interest period to the next settlement date.

1.5 Loan interest = loan principal X day interest rate X actual days of use.

The interest rate is determined in the first part 3.2 (3) of the contract, and the interest rate on the base basis on the date: if the interest on the part is the same, but if the loan principal changes, the interest shall be adjusted accordingly with reference to the aforementioned formula. The interest is calculated on the spread in a single interest manner. The working days mentioned in this article refer to the local working days of the pricing benchmark authority of the loan currency

If the repayment method of equal principal and interest is adopted, the calculation formula of principal and interest should be repaid is as follows:

Total principal and interest per period =	Interest rate of loan principal x period x (1 + period interest rate)Repayment period
(1 + interest rate)Repayment period-1

1.6 If the People's Bank of China adjusts the method for determining the loan interest rate and applies to the loan hereunder this Contract, the relevant provisions of the People's Bank of China shall be handled and the lender will not notify the borrower further.

1.7 when this contract is signed to determine the borrowing rate according to the national interbank lending center announced by the loan market quotation rate (LPR) reduce certain basis points, the lender has the right to evaluate every year to the borrower interest rate discount, according to the national policy, the borrower credit status and loan guarantee changes, etc., to decide all or partially cancel the borrower interest rate discount, and timely notify the borrower.

1.8 If not specified, the loan interest rate in this contract shall be the annualized interest rate calculated by the single interest method.

Article 2 Payment and payment of loans

2.1 The Borrower must meet the following preconditions for withdrawing the loan, otherwise the Lender is not obligated to make any money to the Borrower, except where the Lender agrees to make the loan first:

(1) In addition to the credit loan, the borrower has provided the corresponding guarantee as required by the lender and the relevant guarantee hand has been completed continuous;

(2) No breach of contract hereunder or under other contracts signed by the Borrower and the Lender:

(3) The proof materials provided for the purpose of the loan are consistent with the agreed purpose:

(4) Submit other information required by the Lender.

2.2 The written documents provided by the borrower to the lender when withdrawing the money shall be the original documents. If the original documents cannot be provided, the lender shall be obtained

A photocopy affixed with the official seal of the borrower may be provided after consent.

2.3 The borrower shall submit the withdrawal notice to the lender at least 5 working days in advance. Once the withdrawal notice is submitted, it shall not be revoked without the written consent of the lender. The Borrower shall affix the Borrower's official seal or special financial seal on the IOU according to the reserved account seal of the loan account designated by the withdrawal notice. The borrower hereby confirms that if the reserved seal contains both official seal and special financial seal, adding one or more seals on the IOU shall be valid.

2.4 If the lender examines and approves the withdrawal of the borrower, the lender shall transfer the loan to the designated borrower account, and it shall be deemed that the lender has made the loan to the borrower in accordance with the provisions herein.

2.5 In accordance with the relevant regulatory regulations and the management requirements of the lender, if the loan exceeds a certain amount or meets other conditions, the loan payment shall be entrusted by the lender, and the lender shall pay the loan to the payment object conforming to the purpose agreed herein according to the withdrawal application and payment entrustment of the borrower. For this reason, the Borrower shall sign a separate entrusted payment agreement with the Lender as an annex to this Contract, and shall open or designate a special account with the Lender to handle the entrusted payment matters.

Article 3 Repayment

3.1 The Borrower shall repay the loan principal, interest and other amounts payable in full and on time as agreed herein. On the repayment day and one working day before the date of each interest settlement, the borrower shall deposit the full amount of the current interest, principal and other amounts payable in the repayment account opened at the lender, and the Lender has the right to voluntarily transfer the amount on the repayment date or interest settlement date, or require the borrower to cooperate in handling the relevant transfer procedures. If the amount in the repayment account is insufficient to pay the entire amount due to the Borrower, the lender has the right to determine the order of repayment.

If the repayment account occurs through loss reporting, freezing, stop repayment or cancellation, or the borrower needs to change the repayment account, the borrower shall go through the change procedures of the repayment account at the lender. Before the change procedures take effect, if the original repayment account has been unable to transfer the full amount, the borrower should go to the lender for counter repayment. If the borrower fails to go through the procedures of changing the repayment account in time or fails to repay the loan at the lender counter in time and causes the failure to pay off the principal and interest of the due loan in full, the borrower shall bear the liability for breach of contract.

3.2 If the borrower applies for repayment of all or part of the loan in advance, it shall submit a written application to the lender 10 working days in advance to obtain the consent of the lender and pay the lender liquidated damages for repayment in advance in accordance with the standards agreed herein.

3.3 If the lender agrees to repay the loan in advance, the borrower shall pay off the loan principal to the end of the prepayment date, and the loan principal, interest and other payments due and payable in accordance with the provisions herein. The interest is calculated in the combination of single interest and compound interest. If the borrower fails to pay the above interest when handling the repayment in advance, the outstanding interest will continue to calculate the interest amount in accordance with Article 1.5 of the second part until the interest is paid in full.

3.4 The lender has the right to recover the loan in advance according to the fund withdrawal of the borrower

3.5 If the actual loan term is shortened due to the borrower's repayment in advance or the lender recovers the loan in advance according to the contract, the corresponding interest rate shall not be adjusted and the original loan interest rate shall still be implemented.

Article 4 Circular loan

Under this contract loan can be recycled, in the circular loan amount use term, the sum of any loan balance shall not exceed the circular borrowing amount, and circular borrowing amount should be with the repayment arrangement gradually reduced (the first part of the corresponding payments is then should deduct the circular borrowing amount).

Article 5 Guarantee

5.1 In addition to credit loans, the Borrower shall provide legal and valid guarantees recognized by the Lender for the performance of its obligations hereunder. The guarantee contract shall be signed separately

5.2 collateral under this contract is damaged, devaluation, property rights disputes, seizure or seizure, or the guarantor in violation of the guarantee contract, or the guarantor of the guarantor financial changes or other adverse changes to the lender creditor's rights, the borrower shall promptly notify the lender, and provide other guarantees recognized by the lender.

5.3 the lender has the right to the value of collateral and the guarantor guarantee ability for regular or irregular reassessment, if the assessment of collateral value or the guarantor guarantee ability, the borrower shall provide additional and value or guarantee ability to reduce the guarantee, also can provide other guarantees.

5.4 If the loan under this Contract is pledged by accounts receivable, during the term of this Contract, the lender shall have the right to declare the maturity of the loan due in advance, require the borrower to immediately repay part or all of the principal and interest of the loan, or provide additional legal, effective and full guarantee approved by the Lender:

(1) The bad debt rate of accounts receivable paid by the Pledgor to the payer has increased for two consecutive months:

(2) Accounts receivable due by the pledgor to the payer account for more than 5% of the balance of accounts receivable to the payer;

(3) The Pledgor has trade disputes with the payor or other third parties (including but not limited to disputes over quality, technology and service) or debt disputes, so that the accounts receivable may be unable to be paid on time.

Article 6 Account management

6.1 The Borrower shall designate a special fund withdrawal account at the Lender to collect the corresponding sales revenue or planned repayment funds. If the corresponding sales revenue is settled in non-cash form, the borrower shall ensure that the fund is timely transferred to the withdrawal account after receiving the payment.

6.2 The lender shall have the right to supervise the fund withdrawal account, including but not limited to understanding and supervising the fund income and expenditure of the account, and the borrower shall cooperate. If required by the Lender, the Borrower shall sign a special account supervision agreement with the Lender.

Article 7: Statements and warranties

The Borrower makes the following representations and warranties to the Lender which shall remain valid throughout the term of this Contract

7.1 It shall have the qualification of the borrower according to law and the qualification and ability to sign and perform this Contract.

7.2 The signing of this Contract has obtained all necessary authorization or approval. The signing and performance of this Contract shall not violate the provisions of the articles of association and relevant laws and regulations of the Company, and shall not contradict any other obligations under this contract

7.3 Operation in accordance with the law, good credit status, other debts payable have been paid on schedule, and no malicious default on the principal and interest of bank loans.

7.4 It has a sound organizational structure and financial management system, no major violations of rules and disciplines in the process of production and operation in the recent year, and the current senior management personnel have any major bad record

7.5 All documents and materials provided to the Lender are true, accurate, complete and valid, and contain no false records, material omissions or misleading statements.

7.6 The financial and accounting reports provided to the Lender are prepared in accordance with the Chinese accounting standards, which truly, fairly and completely reflect the operating conditions and liabilities of the borrower, and the financial condition of the borrower has not changed significantly adversely since the end of the latest financial and accounting reports.

7.7 Failure to conceal the litigation, arbitration or claim involved from the Lender. There is no ongoing litigation, arbitration, other administrative proceedings or claims that may affect the execution or performance of the Contract and the payment of debts under this Contract.

7.8 Failure to conceal from the Lender any matter that has occurred or is occurring and may affect its financial position and solvency.

Article 8. Commitment made by the Borrower

8.1 The loan shall be withdrawn and used in accordance with the term and purpose agreed herein, and the loan shall not be used for fixed assets and equity investment, and shall not flow into the securities market, futures market in any form and other purposes prohibited or restricted by relevant laws and regulations.

8.2 Pay off the loan principal, interest and other payables in accordance with the contract.

8.3 Accept and actively cooperate with the Lender to inspect and supervise the use of borrowing funds, including purposes, by means of account analysis, voucher inspection, on-site investigation, etc., and regularly summarize and report the use of borrowing funds according to the requirements of the Lender.

8.4 Accept the credit inspection of the lender, provide balance sheet, income statement and other financial accounting data and other information reflecting the borrower according to the requirements of the lender, and actively assist and cooperate with the lender in the investigation, understanding and supervision of its production, operation and financial situation.

8.5 Dividends and dividends shall not be distributed in any form for the outstanding loan principal and interest and other amounts due under this Contract when due (including those declared to be due immediately).

8.6 for merger, division, capital reduction, equity changes, equity pledge, material assets and creditor's rights transfer, major foreign investment, substantial increase debt financing and other action may adversely affect the rights of the lender, the written consent of the lender or the lender of the creditor's rights to the lender satisfactory arrangement.

8.7 Timely notify the Lender of any of the following circumstances:

(1) Change of the articles of association, business scope, registered capital and legal representative:

(2) Closing of business, dissolution, liquidation, suspension of business for rectification, revocation of business license, cancellation or application for (application) bankruptcy

(3) involving or may involve major economic disputes, litigation, arbitration, or the property is sealed up, detained or supervised according to law.

(4) Shareholders, directors and current senior management personnel are suspected of major cases or economic disputes.

8.8 Timely, comprehensively and accurately disclose related party relations and related party transactions to the lender.

8.9 Timely sign for all kinds of notices sent or otherwise delivered by the Lender.

8.10 Do not dispose of its own assets by reducing its solvency, and providing a guarantee to a third party does not damage the rights of the lender benefit.

8.11 If the loan under this Contract is issued by credit, the external guarantee situation shall be submitted to the lender completely, truthfully and accurately and regularly, and the account supervision agreement shall be signed according to the requirements of the lender. If the external guarantee may affect the performance of its obligations under this Contract, the written consent of the lender shall be obtained.

8.12 The expenses incurred by the Lender to realize the claims hereunder, including but not limited to attorney's fees and auction fees class.

8.13 The order of repayment of the debts hereunder shall take precedence over the debts of the Borrower to its shareholders and shall be at least in an equal position with the similar debts of the Borrower to other creditors.

8.14 If the Borrower's repayment funds (including but not limited to the funds obtained by the lender through withholding and disposal of collateral, etc.) are insufficient to pay off all its debts to the Lender under this Contract and other contracts, the Lender shall have the right to decide the order of repayment.

8.15 Strengthen environmental and social risk management, and accept the supervision and inspection of the lender. Submit an environmental and social risk report to the lender as requested.

Article 9. Commitment of the Lender

9.1 Loan shall be issued to the borrower as agreed herein.

9.2 The non-public information and information provided by the borrower shall be kept confidential, except as otherwise provided by laws and regulations and otherwise agreed herein.

Article 10: for breach of contract

10.1 Any of the following circumstances shall constitute a default of the borrower:

(1) The Borrower fails to repay the principal and interest of the loan and other amounts payable hereunder as agreed, or fails to perform any other obligations hereunder, or violates the representations, warranties or commitments hereunder;

(2) If the guarantee under this Contract has changed adversely to the creditor's right of the Lender, or the guarantor violates the guarantee contract that the borrower does not provide other guarantee approved by the Lender:

(3) Any failure of the Borrower to repay the other debt after maturity (including the declared early maturity), or any failure to perform or breach its obligations under other agreements, has, or may affect the performance of its obligations under this Contract:

(4) The borrower's financial indicators such as profitability, solvency, operating capacity and cash flow exceed the agreed standards or deteriorate, which has already affected or may affect the performance of its obligations hereunder:

(5) The borrower has undergone significant adverse changes in the borrower's equity structure, production and operation, and overseas investment, which has already affected or may affect the performance of its obligations hereunder;

(6) the borrower involves or may involve major economic disputes, litigation, arbitration, or assets are seized, seized, or enforced, or by judicial organs or administrative organs in accordance with the investigation or punishment measures in accordance with the law, or in violation of the relevant provisions of the state or policy by the media exposure, has or may affect the performance of its obligations under this contract:

(7) Abnormal changes, disappearance of the main investors or key management personnel of the borrower or being investigated or restricted by judicial authorities according to law, which has affected or may affect the performance of its obligations under this Contract;

(8) The borrower takes advantage of the false contract with the related party, obtained the funds of the lender or granted credit, or intentionally evaded the creditor's rights of the lender through related party transactions:

(9) The borrower has or may close, dissolve, liquidated, suspend business for rectification, has its business license revoked, revoked or applied (filed) for bankruptcy:

(10) The borrower violates food safety, production safety, environmental protection and other environmental and social risk management

Liability accidents, major environmental and social risk events caused by laws, regulations, regulatory regulations or industry standards affect the performance of its obligations under this Contract:

(11) If the loan under this Contract is issued by credit, the credit rating, profit level, asset-liability ratio, net cash flow of operating activities and other indicators do not meet the credit conditions of the lender; or the borrower establishes the credit or provides guarantee to others without the effective operating assets, which has or may affect the performance of its obligations under this Contract;

(12) Other circumstances that may adversely affect the realization of the lender's claims under the Contract.

10.2 If the Borrower defaults, the Lender has the right to take one or more of the following measures:

(1) Ask the borrower to correct the default behavior within a time limit;

(2) Stop the issuance of loans and other financing funds to the borrower in accordance with this Contract and other contracts between the Lender and the Borrower, and cancel in part or all of the borrower's failure to withdraw the loan and other financing funds:

(3) Announcing the immediate maturity of the outstanding loan and other financing payments under the Contract and between the Lender and the Borrower and the outstanding payments:

(4) Request the borrower to compensate for the losses caused to the Lender due to its default:

(5) Other measures as stipulated by laws and regulations, as agreed herein or deemed necessary by the Lender

10.3 If the borrower fails to repay the loan due (including being declared to be due immediately), the lender shall have the right to collect the overdue penalty interest rate agreed herein from the overdue date. For the interest (including penalty interest) unpaid by the borrower on time, the compound interest shall be calculated according to the overdue penalty interest rate. The settlement rules of penalty interest / compound interest shall apply to the settlement rules of interest agreed upon in this contract

10.4 If the borrower fails to use the loan according to the purpose agreed herein, the lender shall have the right to collect the penalty interest on the misappropriated part of the misappropriation of the loan (including the penalty interest) of the loan during the misappropriation of the loan shall be calculated at the penalty interest rate of the loan. The settlement rules of penalty interest / compound interest shall apply to the settlement rules of interest agreed upon in this contract.

10.5 If the circumstances mentioned in Articles 10.3 and 10.4 occur at the same time, the penalty interest rate shall be determined by the same person and shall not be imposed concurrently.

10.6 If the borrower fails to repay the loan principal, interest (including penalty interest and compound interest) or other amounts payable on schedule, the lender has the right to make an announcement through the media to collect the loan.

10.7 the control or control relationship between the related party of the borrower and the borrower changes, or the related party of the borrower in article 10.1 except above (1) and (2), has or may affect the performance of the borrower in the obligations under this contract, the lender shall have the right to take the measures agreed in this contract.

Article 11 Automatic cancellation of the loan commitment

11.1 If the borrower's credit standing deteriorates, the lender can automatically cancel all outstanding loan commitment to the borrower without prior notice.

11.2 The occurrence of the Borrower under any of the circumstances described in Articles 10.1 and 10.7 of the second part of this Contract shall constitute the credit of the Borrower

Article 12 Withhold and receive

12.1 If the Borrower fails to repay the debts due hereunder this Contract (including those declared to expire immediately) as agreed, the Borrower agrees that the Lender shall deduct corresponding amounts from all local and foreign currency accounts opened by the Borrower for repayment until all the debts of the Borrower under this Contract have been fully paid off.

12.2 If the deduction amount is inconsistent with the currency of this Contract, it shall be converted at the exchange rate applicable to the lender on the deduction date. The interest and other expenses incurred during the period from the deduction date to the repayment date (the date when the lender will exchange the contract cost for the deducted currency and actually repay the debts under this Contract), and the difference caused by the exchange rate fluctuations during this period shall be borne by the borrower.

Article 13 Assignment of rights and obligations

13.1 The Lender has the right to assign in part or all of its rights under the Contract to a third party without the consent of the Borrower. The Borrower shall not assign any of the rights and obligations under this Contract.

13.2 the lender or industrial and commercial bank of China co., LTD. ("industrial and commercial bank") can according to the management needs to authorize or entrust industrial and commercial bank of other branches to perform the rights and obligations under this contract, or the loans under this contract as industrial and commercial bank of other branches to undertake and management, the borrower approved, the lender without the consent of the borrower. Other branches of ICBC that undertake the rights and obligations of the lender shall have the right to exercise all the rights under this Contract and have the right to bring a lawsuit with the court, submit it for arbitration or apply for compulsory execution in the name of the dispute arising under the Contract.

Article 14 Effectiveness, alteration and rescission

14.1 The Contract shall come into force on the date of affixed the official seal or special seal for contract and terminate on the date when the borrower completes the performance of its obligations hereunder.

14.2 Any change to this Contract shall be made by all parties and in writing. The change terms or agreement shall form a part of this Contract and shall have the same legal effect as this Contract. Except for the modified part, the rest of the Contract shall remain valid, and the original terms shall remain valid before the modified part takes effect.

14.3 The modification and termination of this Contract shall not affect the right of the contracting parties to claim compensation for losses. The termination of this Contract shall not affect the validity of the relevant dispute resolution clause.

Article 15 Application of law and dispute resolution

The conclusion, validity, interpretation, performance and dispute settlement of this Contract shall be governed by the laws of the People's Republic of China. Any dispute or dispute arising from or in connection with this Contract shall be settled by both parties through negotiation, and no negotiation shall be settled as agreed herein

Article 16 Confirmation of the service address of the litigation / arbitration documents

16.1 The Borrower confirms that the address recorded on the front page of the body of this Contract shall be the valid address for the Borrower to receive all kinds of notices, letters, legal documents of the people's court or arbitration institution (including but not limited to summons, court notice, judgment, order, mediation statement, notice of performance within the time limit, etc.).

16.2 The above service agreement shall apply to the stages of first instance, second instance, retrial and execution in the arbitration procedure and litigation procedure. For the above service address, the court and the arbitration institution may directly serve them by mail when serving the legal documents. Even if the parties fail to receive the legal documents served by mail by the court or arbitration institution, it shall be deemed to be served due to the agreement in the contract.

16.3 The Borrower agrees that the court or the arbitration institution may use the fax and E-mail recorded on the front page of this Contract to serve the legal documents, except for the written judgment, written order, conciliation statement and award letter.

16.4 The Borrower guarantees that the above service address and other information are accurate and effective. If the above service address and other information are changed, the borrower shall timely notify the lender in writing, otherwise, the service according to the address specified herein shall still be valid and the Borrower shall bear the legal consequences arising therefrom.

16.5 If the legal documents are not actually received by the borrower due to the inaccurate delivery address of the borrower, the borrower or the failure to sign, the date of the return of the documents shall be regarded as the date of service (for the return of different addresses, the date shall be later): the date of service of the obligation of notice of the address of service, the changed service address shall be the effective service address.

16.6 after the dispute into litigation or arbitration proceedings, if the borrower directly to the court or arbitration institution to submit the service address confirmation, the confirmation is inconsistent with the service address specified in this contract, the service address submitted to the court or arbitration institution shall prevail, but before the lender according to the address specified in this contract is still valid.

Article 17, a complete contract

The first part of the Basic Agreement and the second part of the Contract jointly form a complete Working Capital Loan Contract, and the same word in the two parts have the same meaning. The Borrower's loan is jointly bound by the above two parts.

Article 18 Notice

18.1 All notices from the borrower and the borrower shall be given in writing. Unless otherwise agreed, the two parties shall specify the place of residence specified in this contract as the communication and contact address. In case of any change in its mailing address or other contact information, either party shall promptly notify the other party in writing.

18.2 If either party refuses to sign or other cases cannot be delivered, the notice shall be notarized or announced

Article 19 Special provisions on VAT

19.1 The interest and fees paid by the Borrower to the Lender shall be tax inclusive.

19.2 If the borrower requires the lender to issue a VAT invoice, it shall first register the information with the lender, including the full name of the borrower, the taxpayer identification number or social credit code, address, telephone number, bank and account number. The Borrower shall ensure that the relevant information provided to the Lender is true, accurate and complete, and shall provide relevant supporting materials in accordance with the requirements of the Lender. The specific requirements shall be issued by the Lender through the branch notice or the announcement on the website.

19.3 the borrower to receive VAT invoices, sealed to the lender to provide a power of attorney, specify the recipients, and clear recipients id information, such as the designated recipients by id card original receive VAT invoice: designated recipients change, the borrower needs to issue to the lender seal authorized a power of attorney. If the borrower chooses to collect the VAT invoice by mail, it shall also provide accurate and available mailing information; if the mailing information is changed, it shall promptly notify the lender in writing.

19.4 If the lender fails to issue the VAT invoice in time due to force majeure such as natural disasters, government behaviors, social abnormal events or tax authorities, the lender shall have the right to delay the invoice issuing and shall not assume any responsibility.

19.5 If the VAT invoice is unable to receive the VAT invoice after the borrower or the lender delivers the invoice to the third party, or the invoice cannot be deducted, the lender shall not compensate the borrower for the relevant economic losses.

19.6 Due to sales return, taxable service suspension or invoice error, deduction, invoice certification, need issued special VAT invoice, according to the relevant laws, regulations and policy documents required by the borrower to submit the special invoice issued VAT information table to the tax authorities, the borrower to the tax authorities shall submit the scarlet letter VAT invoice information table, after the tax authorities review and notify the lender, the lender issued scarlet letter VAT invoice.

19.7 During the performance of this Contract, in case of adjustment of national tax rate, the lender shall have the right to adjust the price agreed herein according to the change of national tax rate.

Article 20 Other articles

20.1 The failure or partial exercise or late exercise of any right under this Contract shall not constitute a waiver or alteration of such right or other rights and shall not affect its further exercise of such right or other rights.

20.2 The invalidity or unenforceability of any provision of this Contract shall not affect the validity and enforceability of any other provisions, nor shall it affect the validity of the whole contract.

20.3 "related party", "related party relationship", "related party transactions", "the" main investor individual "," key managers " and the Treasury issued the accounting standards no. 36 related party disclosure) (accounting [2006] no. 3) and subsequently revised the standards in the same words have the same meaning

20.4 The environmental and social risks mentioned in this Contract refer to the hazards and related risks that the borrower and its important affiliates may bring to the environment and society in the construction, production and business activities, including environmental and social issues related to energy consumption, pollution, land, health, safety, resettlement, ecological protection, climate change, etc.

20.5 The Lender shall make retained documents and vouchers for the loan hereunder this Contract in accordance with its business rules, which shall constitute valid evidence to prove the creditor-debt relationship between the parties and be binding on the Borrower.

20.6 During the term of this Contract, if the Lender is unable to continue to perform this Contract or some provisions of this Contract due to the promulgation or modification of any laws and regulations, national policies or regulatory provisions, the Lender shall have the right to cancel the unissued loan and take other measures deemed necessary by the Lender in accordance with the relevant provisions.

20.7 In the Contract, (1) any mention that the Contract shall include amendments or additions to the Contract and (2) the title are for reference only and shall not constitute any interpretation of the Contract and shall not impose any limitation on the contents and scope of the title.

Both parties confirm that: both the borrower and the borrower have fully negotiated all the terms of this contract. The Lender has drawn special attention from the Borrower to all the provisions of the rights and obligations of the parties, made a comprehensive and accurate understanding of them, and has explained and explained the relevant provisions at the request of the Borrower. The borrower has carefully read and fully understood all the terms of the contract (including the Basic Agreement in Part I) and the Specific Terms of Part II). The borrower have the same understanding of the terms of this contract and have no objection to the contents of the contract.

Lender (seal): Industrial and Commercial Bank of China Limited, Shenzhen Guang Sub-branch

Date: May 29,2023

Borrower (seal): Shenzhen Bestman Precision Instrument Co., LTD date:

As the legal representative / authorized representative of the Borrower, I hereby confirm that the Borrower borrows money from the Lender in accordance herein and the seal on this contract is true and valid, and all procedures required for the loan have been fulfilled by the borrower.

Legal representative / authorized representative of the Borrower (signature):